                                  EXHIBIT 4.4

                      FOURTH AMENDMENT TO LOAN AGREEMENT


            THIS AMENDMENT TO LOAN AGREEMENT, made and entered into as of the 1st day of June, 1995, by and between FIRST INTERSTATE BANK OF OREGON, N.A. (hereinafter referred to as "Bank"), and BARRETT BUSINESS SERVICES, INC. (hereinafter referred to as "Borrower").

                                   RECITALS:

            The parties entered into a loan agreement dated as of August 12, 1993 (as amended from time to time the "Agreement"), and the parties now desire to amend the Agreement as hereinafter provided. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

            NOW, THEREFORE, the parties mutually agree as follows:

            1.    The Agreement is hereby amended to provide:

(a)Section 1 of the Agreement is hereby amended and restated as follows:

            "1.   LOAN(S).  Subject to the terms and conditions of this
Agreement, Bank agrees to make (a) a loan or loans on a revolving basis up to and including May 30, 1996, in the maximum aggregate amount outstanding at any one time of Four Million and No/100 Dollars ($4,000,000.00) to Borrower for the purpose of working capital support ('Revolving Loan'), and (b) a term real estate loan in the maximum amount of Six Hundred Ninety-three Thousand Seven Hundred Fifty and No/100 Dollars ($693,750.00) ('Real Estate Loan'). The Revolving Loan and Real Estate Loan shall be referred to collectively as the 'Loans'. The Loans shall be evidenced by promissory notes substantially in the form of Exhibits A and B attached hereto and by this reference incorporated herein ('Notes')."

The attached Exhibit A, which is by this reference incorporated herein, shall replace the current Exhibit A, and Exhibit B shall remain the same.

            (b)The following new Section 4 (h) is inserted:

      "(h) Commencing June 1, 1995, pay to Bank a fee computed on the daily unused commitment amount at a rate of one-quarter of one percent (0.25%) per annum. The commitment fee shall be computed for the actual number of days elapsed on the basis of a 365-day or 366-day year, as applicable, and shall be due and payable monthly in arrears on the first (1st) day of each month. Payment shall be made at the office of Bank designated by Bank for such purpose."

            2. Except as herein amended, each and all of the terms and provisions of the Agreement shall be and remain in full force and effect during the term thereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement, in duplicate, as of the date first hereinabove written.

      UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

      Borrower hereby acknowledges receipt of a copy of this Amendment.


BARRETT BUSINESS SERVICES, INC.     FIRST INTERSTATE BANK OF
                                          OREGON, N.A.


By /s/ Michael D. Mulholland        By /s/ Larry C. Ellis
      Michael D. Mulholland               Larry C. Ellis

Title: Vice President               Title:  Vice President

                                                                  EXHIBIT A

                                                                  June 1, 1995


                             OPTIONAL ADVANCE NOTE


            On May 30, 1996, the undersigned promises to pay in lawful money of the United States of America, to the order of FIRST INTERSTATE BANK OF OREGON, N.A. ("Bank"), at its Oregon Corporate Division ("OCD"), 1300 S.W. Fifth Avenue, P.O. Box 3131, Portland, Oregon 97208, the principal sum of Four Million and No/100 Dollars ($4,000,000.00), or so much thereof as shall have been advanced by Bank to undersigned and not repaid, together with interest thereon from the date of such advance.

            This Note is given to avoid the execution by undersigned of an individual note for each advance by Bank to undersigned. In consideration thereof, undersigned agrees that Bank's record entries of transactions pursuant to this Note, together with Bank's written advice of charges, shall be conclusive evidence of borrowings, charges, and payments made pursuant hereto.

            Interest shall accrue and be payable in accordance with the terms of that certain interest rate option agreement dated the date hereof between Bank and undersigned, as amended from time to time ("IRO Agreement"). The unpaid balance of this obligation at any time shall be the aggregate amount advanced hereunder, plus accrued interest, less the amount of payments made hereon by or for the undersigned.

            Advances hereunder may be made by Bank at the oral or written request of William W. Sherertz, Jr. or Michael D. Mulholland, who are each authorized to request advances until written notice of the revocation of such authority is received by Bank at its OCD. Any such advances or advances made by Bank in the good faith belief that William W. Sherertz, Jr. or Michael D. Mulholland made such request, shall be conclusively presumed to have been made to or for the benefit of undersigned when such amounts are deposited to the credit of account number 003 0181390 of undersigned at Bank's Head Office Branch ("Branch"), regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account or may have made such requests.

            Payment of interest hereunder shall be made when due. Bank is hereby authorized to charge undersigned's account number 003 0181390 for the amount of interest due on the due dates. Repayments of principal shall be made by charging undersigned's account number 003 0181390 at the oral or written request of William W. Sherertz, Jr. or Michael D. Mulholland.

            All communications, instructions or directions by telephone or otherwise to Bank are to be directed to Bank's OCD.

            Upon the occurrence of an Event of Default (as defined in the Loan Agreement), then, at the option of the holder of this Note, without prior notice, the entire indebtedness represented hereby shall immediately become due and payable. Failure or delay of the holder to exercise this option shall not constitute a waiver of the right to exercise the same in the event of subsequent default, or in the event of continuance of any existing default after demand for the performance of the terms hereof.

            Undersigned shall pay upon demand any and all expenses, including reasonable attorneys fees, incurred or paid by the holder of this Note without suit or action in attempting to collect funds due under this Note. In any suit or action instituted for the collection of any sums due hereunder, the prevailing party shall be entitled to recover such sum as the court may adjudge reasonable for its attorneys fees, both in the trial court and any appellate court.

            This Note is subject to the terms and conditions of that certain loan agreement dated August 12, 1993, between the undersigned and Bank, as amended from time to time ("Loan Agreement") and the IRO Agreement.

      UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE. UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THIS NOTE.


                                          BARRETT BUSINESS SERVICES, INC.


                                          By    s/ Michael D. Mulholland
                                                Michael D. Mulholland

                                          Title     VP-Finance

                                                                  EXHIBIT A

                        INTEREST RATE OPTION AGREEMENT



      THIS INTEREST RATE OPTION AGREEMENT is entered into this 1st day of June, 1995, between BARRETT BUSINESS SERVICES, INC. ("Borrower") and FIRST INTERSTATE BANK OF OREGON, N.A. ("Bank"), and is attached to and incorporated into that certain optional advance note from Borrower to Bank dated the date hereof in the maximum principal amount of Four Million and No/100 Dollars ($4,000,000.00) (the "Note"). Advances under the Note shall sometimes be referred to as a "Loan(s)."

      1. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms are defined for purposes of this Agreement:

            Adjusted Eurodollar Rate means, with respect to any Interest Period for a Eurodollar Loan, a rate per annum [rounded, if necessary, to the next higher one-one hundredth of one percent (0.01%)] determined by the following formula:

                Adjusted Eurodollar Rate      =       Base Eurodollar Rate
                                                      --------------------
                                                        1 - Reserve Factor

            This rate reflects market rates and published regulatory reserves. It does not necessarily reflect Bank's cost of funds or any particular funding source for Bank.

            Base Eurodollar Rate means, with respect to any Interest Period for a Eurodollar Loan, the rate determined by Bank to be the current rate at which United States dollar deposits are offered in the Eurodollar market in the approximate amount of such Eurodollar Loan and having a maturity approximately equal to such Interest Period.

            Business Day means (a) in the case of a Business Day which relates to a Eurodollar Loan, any weekday of the year on which Bank is open for business and on which Eurodollar deposits can be offered to Bank; and (b) in the case of a Business Day which relates to a Prime Rate Loan or Federal Funds Rate Loan, any weekday of the year on which commercial banks are open for business in Portland, Oregon.

            Federal Funds Rate means, for any day, the interest rate per annum as determined and published by the Federal Reserve Bank as the average rate for overnight federal funds transactions, or, if such rate is not so published for any day which is a Business Day, the average offering rate for overnight federal funds at 9:00 a.m., Pacific Time, obtained by Bank from two federal funds brokers of recognized standing selected by it.

            Prime Rate means Bank's publicly announced prime rate which is a base rate used to price some loans. It may not be the lowest rate at which Bank makes any loan. Each change in said rate is to become effective on the effective date of each change announced by Bank.

            Regulation D means Regulation D of the Board of Governors of the Federal Reserve System, as amended from time to time.

            Reserve Factor means, with respect to any Interest Period of any Eurodollar Loan, the maximum aggregate reserve percentage which may be imposed under Regulation D or any other law or regulation for Eurodollar deposits with a maturity equal to that of the applicable Interest Period.

      2. Interest Rate Options. Borrower shall have the following three interest rate options ("Interest Rate Options") from which to choose interest rates payable on amounts outstanding under the Note, as Borrower shall specify in the related Notice of Election:

            (a) Prime Rate Option. A Loan under the Prime Rate Option ("Prime Rate Loan") shall bear interest at the rate per annum of Bank's Prime Rate, fully floating, each change in said rate to become effective on the effective date of each change announced by Bank. Interest shall be computed on the outstanding principal amount on the basis of 365-day or 366-day year, as applicable, and actual days elapsed. If no Interest Rate Option is applicable or is selected by Borrower under this Section 2, the Loan shall accrue interest under the Prime Rate Option.

            (b) Federal Funds Rate Option. So long as Borrower is on the Bank's corporate cash management system and unless Borrower elects another Interest Rate Option, interest on a Loan ("Federal Funds Rate Loan") shall accrue under the Federal Funds Rate Option on the daily outstanding principal owing hereon at the per annum rate of one and three-quarter percent (1.75%) above the Federal Funds Rate. The Federal Funds Rate Option is available for overnight borrowing under Bank's corporate cash management system only. Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days elapsed.

            (c) Eurodollar Option. A Loan under the Eurodollar Option ("Eurodollar Loan") shall bear interest at the fixed rate of one and one-quarter percent (1.25%) per annum above the Adjusted Eurodollar Rate for each Interest Period. Interest shall be computed on the outstanding principal amount for the actual number of days elapsed from the first day of the applicable Interest Period to, but not including, the last day thereof, on the basis of a 360-day year.


      3.    Eurodollar Option--Interest Period and Loan Amount Parameters.

            (a) Under the Eurodollar Option, the interest period ("Interest Period") shall commence on a Business Day, and the number of days in any Interest Period selected shall be in exact multiples of thirty (30) days up to a maximum of ninety (90) days.

            (b) The Eurodollar Option may be selected for a minimum principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a greater amount in an exact multiple of One Hundred Thousand and No/100 Dollars ($100,000.00).

      4. Election Procedures--Eurodollar Option. In the case of the Eurodollar Option, Borrower must give Notice of Election (as defined below) on the proposed commencement date of the Interest Period.

      Borrower may, on any Business Day, prior to 10:00 a.m. Pacific Time, obtain rate quotation(s) from Bank under the Eurodollar Option for an Interest Period commencing on the date of quotation. To obtain quotations(s), Borrower must specify the Eurodollar Option, the principal amount, and the commencement date and duration of the Interest Period. Within thirty (30) minutes of such a request, Bank shall provide such quote(s). Borrower shall have thirty (30) minutes from the time of the Bank's quote(s) to provide a verbal acceptance ("Notice of Election") of any quote(s) to Bank. This Notice of Election shall irrevocably commit Borrower to the specified terms and shall be promptly con-firmed by Borrower in substantially the form of Exhibit A attached hereto.

      At the sole discretion of Bank, Borrower may elect the Eurodollar Option for an Interest Period commencing on the date of the Notice of Election.

      5.    Payments.

            (a) Accrued interest on principal amounts outstanding under the Prime Rate Option and Federal Funds Rate Option shall be payable on the first
(1st) day of each calendar month, and at the time the Loan is paid in full. With respect to a Eurodollar Loan, accrued interest shall be payable in full at the expiration of the Interest Period.

            If any payment of principal or interest falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day; provided, however, that if such extension would cause payment of principal or interest of a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. In no case shall any Interest Period extend past May 30, 1996.


            (b) The aggregate unpaid principal amount outstanding under the Note, together with unpaid accrued interest thereon, shall be due and payable in full on May 30, 1996. Borrower may prepay any amount of principal outstanding under the Prime Rate Option at any time. Any prepayment shall include payment of interest due to the date of prepayment. The Eurodollar Option provides for fixed interest rates on specified principal amounts for fixed Interest Periods, and Bank quotes these rates on the assumption that the rate will be fixed for the full Interest Period. Therefore, Borrower may from time to time prepay a Eurodollar Loan in whole or in part, but only under the conditions and together with the prepayment fee provided under Section 9 of this Agreement.

            (c) All payments shall be made by Borrower to Bank not later than 12:00 Noon, Pacific Time, on the date due, at the office of Bank designated by Bank for such purpose and shall be evidenced by a Confirmation of Repayment in the form of attached Exhibit B. All payments hereunder shall be applied first to interest, then to principal.

            Except as Borrower and Bank may otherwise agree, the Loan shall be made and repaid in immediately available funds.

      6. Modification to Adjusted Eurodollar Rate Calculations. If after the date of this Agreement there is a change in any law, rule or regulation, or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency, or compliance by Bank with any request or direction (whether or not having the force of law) of any such authority, central bank or comparable agency that subjects the Bank to additional costs in, or in Bank's opinion reduces the amount of any payment received or receivable by Bank under this Agreement or under the Note by reason of obtaining funds in the Eurodollar market, through imposition of additional taxes, reserves or any other conditions, then thereafter for Eurodollar Loans, the formulas for calculating the Adjusted Eurodollar Rate shall be modified to reflect and include the impact of such change whether or not the Bank purchases funds in the applicable Eurodollar market. Bank shall provide Borrower with a statement detailing any modification of calculation.

      7. Unavailability of Certain Loans. If, with respect to any Interest Period of a Eurodollar Loan, Bank determines that deposits in dollars are not being offered in the relevant market for such Interest Period, or that adequate and reasonable means do not exist for ascertaining the applicable rate for a Eurodollar Loan, then Bank shall promptly notify Borrower thereof by telephone, confirmed in writing, and any request by Borrower for such Eurodollar Loan shall be deemed to be rescinded.

      8. Changes in Law Rendering Certain Loans Illegal. If after the date of this Agreement there is a change in any law, rule or regulation, or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency that renders it illegal for the Bank to make or maintain Eurodollar Loans, or makes it illegal for the Bank to fund itself in the applicable Eurodollar market, then Bank shall promptly so notify Borrower and, upon the effective date of such event, suspend availability of the Eurodollar Option for the duration of the illegality. If Bank requests, as may be required by the relevant law, rule, regulation, interpretation, or administration, Borrower shall prepay any such Eurodollar Loan.

      9. Prepayment. For any payment of a Eurodollar Loan prior to the last day of any applicable Interest Period, whether voluntary or by virtue of any of the terms of this Agreement, Borrower agrees to give Bank Prepayment Notification and to pay Bank a fee as calculated below.

            The prepayment fee shall be payable if on the Prepayment Settlement Date the EDA exceeds the EDR and shall be calculated as follows:

           Prepayment      Prepayment
              Fee      =     Amount      X  (N/360)  X  (EDA - EDR)

      N = Number of days from and including the Prepayment Settlement Date up to but not including the last day of the applicable
      Interest Period.

      EDA = Adjusted Eurodollar Rate applicable to the Eurodollar Loan being prepaid.

      EDR = Eurodollar Prepayment Rate

            Should Borrower fail to borrow funds for which Borrower has selected the Eurodollar Option, or should Borrower fail to prepay a Eurodollar Loan as specified in its Prepayment Notification, such Loan shall be considered prepaid and subject to a fee pursuant to this Section, and the first day of the proposed Interest Period or the payment date specified in the Notice of Election or Prepayment Notification, as the case may be, shall be deemed to be the Prepayment Settlement Date.

            Any payment shall include interest accrued to the Prepayment Settlement Date on the Prepayment Amount (except for a Prime Rate Loan) and shall be applied to the most remotely maturing principal installment(s).

      For purposes of this Section, the following definitions shall apply:

            Eurodollar Prepayment Rate shall be, with respect to an existing Eurodollar Loan, the rate determined by Bank to be the current rate (determined at or before 10:00 a.m., Pacific time, on the Prepayment Settlement Date of such Eurodollar Loan) at which United States dollars of the approximate amount and having a maturity approximately equal to the number of days remaining in the Interest Period of the applicable Eurodollar Loan are offered in the Eurodollar market.

            Prepayment Notification shall be the notification required by this
Section 9 to be given by Borrower to Bank of its intent to pay an existing Eurodollar Loan prior to the last day of the applicable Interest Period. The Prepayment Notification shall be given at least __________ (___) Business Day(s) prior to the Prepayment Settlement Date and shall designate which Eurodollar Loan is to be paid, the Prepayment Amount and the Prepayment Settlement Date.

            Prepayment Settlement Date shall be the date when Borrower pays or is deemed to have paid an applicable Eurodollar Loan prior to the last day of the applicable Interest Period.

      10.   Arbitration Program

            (a) Binding Arbitration. Upon the demand of any party ("Party/Parties"), to a Document (as defined below), whether made before the institution of any judicial proceeding or not more than sixty (60) days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this Arbitration Program. A "Dispute" shall include any action, dispute, claim or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter arising between any of the Parties arising out of, pertaining to or in connection with any agreement, document or instrument to which this Arbitration Program is attached or in which it appears or is referenced or any related agreements, documents, or instruments ("Documents"). Any Party who fails to submit to binding arbitration following a lawful demand by another Party shall bear all costs and expenses, including reasonable attorneys' fees (including those incurred in any trial, bankruptcy proceeding, or on appeal), incurred by the other Party in obtaining a stay of any pending judicial proceeding or compelling arbitration of any Dispute. The parties agree that any agreement, document or instrument which includes, attaches to or incorporates this Arbitration Program represents a transaction involving commerce as that term is used in the Federal Arbitration Act, ("FAA") Title 9 United States Code.

            (b) Governing Rules. Arbitrations conducted pursuant to this Arbitration Program shall be administered by the American Arbitration Association ("AAA"), or other mutually agreeable administrator ("Administrator") in accordance with the Commercial Arbitration Rules of the AAA. The FAA shall govern any judicial proceedings, resolve any issue of arbitrability, and procedurally govern any arbitration related to this Arbitration Program. The arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law designated in the Documents. The Parties agree not to assert any claim for punitive damages or prejudgment interest except to the extent such awards are specifically authorized by statute. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction.

            (c) Preservation of Remedies. No provision of, nor the exercise of any rights under, this arbitration clause shall limit the right of any Party to: (1) foreclose against any real or personal property collateral or other security, or obtain a personal or deficiency award; (2) exercise self-help remedies (including repossession and setoff rights); or (3) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any Party to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other rights under this paragraph shall be a Dispute hereunder.

            (d) Arbitrator Powers and Qualifications; Awards. The Parties agree to select a neutral "qualified" arbitrator or a panel of three "qualified" arbitrators to resolve any Dispute hereunder. "Qualified" means a practicing attorney, with not less than ten (10) years practice in commercial law, licensed to practice in the state of the applicable substantive law designated in the Documents. A Dispute in which the claims or amounts in controversy do not exceed One Million and No/100 Dollars ($1,000,000.00), shall be decided by a single arbitrator. A single arbitrator shall have authority to render an award up to but not to exceed One Million and No/100 Dollars ($1,000,000.00) including all damages of any kind whatsoever, costs, fees, attorneys' fees and expenses. Submission to a single arbitrator shall be a waiver of all Parties' claims to recover more than One Million and No/100 Dollars ($1,000,000.00). A Dispute involving claims or amounts in controversy exceeding One Million and No/100 Dollars ($1,000,000.00) shall be decided by a majority vote of a panel of three qualified arbitrators. If the Parties cannot agree on the arbitrator(s) within thirty (30) days after commencement of an arbitration proceeding, each party shall select one arbitrator and the two arbitrators so selected shall select either the single arbitrator [One Million and No/100 Dollars ($1,000,000.00) or less in controversy] or the third arbitrator [more than One Million and No/100 Dollars ($1,000,000.00) in controversy]. The arbitrator(s) shall not have the power to award punitive or exemplary damages except where such damages are specifically provided for by statute upon which the award is based. The arbitrator(s) shall be empowered to, at the written request of any Party in any Dispute, (1) to consolidate in a single proceeding any multiple party claims that are substantially identical; (2) to consolidate any claims and Disputes between other Parties which arise out of or relate to the subject matter hereof; and (3) to administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this arbitration clause but shall have no power to change or alter the terms of this Arbitration Program. The prevailing Party in any Dispute shall be entitled to recover its reasonable attorneys' fees in any arbitration, and the arbitrator(s) shall have the power to award such fees.

            (e) Miscellaneous. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this arbitration clause. The Parties agree, to the maximum extent practicable, to take any action necessary to conclude an arbitration hereunder within 180 days of the filing of a Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any Party's failure to proceed within the times established herein. Arbitrations shall be conducted in the state of the applicable substantive law designated in the Documents. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration hereof or of the Documents unless the Parties otherwise expressly agree in writing. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or as required by applicable law or regulation. If any provision of this Arbitration Program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable. The Parties understand they have decided that upon demand of any of them, their Disputes may be resolved by arbitration rather than in a court and once so decided cannot later be brought, filed, or pursued in court.

      IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the date first written above.

      UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

      Borrower hereby acknowledges receipt of a copy of this Agreement.

                                    BARRETT BUSINESS SERVICES, INC.

                                    By    s/ Michael D. Mulholland
                                          Michael D. Mulholland
                                    Title       VP-Finance


                                    FIRST INTERSTATE BANK OF OREGON, N.A.
                                    By    s/ Larry C. Ellis
                                          Larry C. Ellis
                                    Title:  Vice President

Exhibit A

CONFIRMATION OF BORROWING/NOTICE OF ELECTION

________________, 19__

FIRST INTERSTATE BANK OF OREGON, N.A.
Oregon Corporate, T-19
P.O. Box 3131
Portland, Oregon 97208


In accordance with the terms and conditions outlined in the Interest Rate Option Agreement dated ____________, 1995, executed by the undersigned, it is our desire to borrow/elect the following:

            Amount:                    $_________________
            Interest Rate Option:      __________________________

            Interest Period
            (if any):                  from  _____________, 19__
                                       to    _____________, 19__

            Rate (for Eurodollar Loan):      ______%


Proceeds of any borrowing are to be credited to our Account Number 003-0181390 maintained at your Head Office Branch.

                                    BARRETT BUSINESS SERVICES, INC.

                                    By
________________________________________
                                    Title
______________________________________

Exhibit B
CONFIRMATION OF REPAYMENT


_________________, 19___


FIRST INTERSTATE BANK OF OREGON, N.A.
Oregon Corporate
P.O. Box 3131
Portland, Oregon 97208


In accordance with the terms and conditions outlined in the Interest Rate Option Agreement dated ____________, 1995, executed by the undersigned, it is our desire to repay $________________. This letter will serve as your authority to charge our General Account 003-0181390 to complete the transaction.


      BARRETT BUSINESS SERVICES, INC.


      By ________________________________________

      Title  ______________________________________